BNC Bancorp Announces Cash Dividend

HIGH POINT, N.C., Jan. 24, 2013 /PRNewswire/ -- The Board of Directors of BNC Bancorp (NASDAQ: BNCN), the parent company of Bank of North Carolina, has declared a dividend on its common stock of $0.05 per share payable February 22, 2013 to shareholders of record as of February 8, 2013. The holder of our Series B Preferred Stock will also receive the same dividend with respect to each share of Series B Preferred Stock. The $0.05 per share dividend rate is the same as the rate declared in the comparable period of 2012. Based on the closing price of $8.83 on January 22, 2013, the annualized dividend yield is currently 2.27%.

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About BNC Bancorp and Bank of North Carolina

BNC Bancorp, headquartered in High Point, North Carolina, is the parent company of Bank of North Carolina, a commercial bank with approximately $3.1 billion in total assets. Bank of North Carolina provides banking and financial services to individuals and businesses through its 35 full-service banking offices in North and South Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp's common stock is quoted in the NASDAQ Capital Market under the symbol "BNCN."

Please visit our website at www.bankofnc.com.

CONTACT: W. Swope Montgomery, Jr., President and CEO, +1-336-869-9200